UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14 , 2010 (October 13, 2010)
U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 297-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Effective October 13, 2010, U. S. Physical Therapy, Inc. (the “Company”) entered into a Third Amendment to Credit Agreement (the “Credit Agreement Amendment”) with Bank of America. The Credit Agreement Amendment extends the maturity of the revolving credit agreement originally entered into in August, 2007 (“Credit Agreement”) from August 31, 2011 to August 31, 2015. The Credit Agreement Amendment is filed as an exhibit to this report on Form 8-K. In addition, the Credit Agreement Amendment adjusts the pricing grid which is tied to the Company’s overall financial leverage with the applicable spread over LIBOR ranging from 1.6% to 2.5% or the applicable spread over Base Rate, as defined in the Credit Agreement, ranging from .1% to 1%. The Credit Agreement Amendment includes a closing fee of $15,000 paid at closing.
     The Credit Agreement is unsecured and includes standard financial covenants which include a consolidated fixed charge coverage ratio and a consolidated leverage ratio, as defined in the Credit Agreement. Proceeds from the Credit Agreement, as amended, may be used to finance acquisitions, working capital, purchases of common stock of the Company, capital expenditures, payment of dividends to stockholders and for other corporate purposes.
     As of October 13, 2010 the outstanding balance advanced under the loan facility was $3,000,000.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibits	Description of Exhibits
99.1	Third Amendment to Credit Agreement by and among the Company and the Lenders party hereto, and Bank of America, N. A, as Administrative Agent.*

99.2	Press Release dated October 14, 2010.*

*	Furnished herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.
Dated: October 14, 2010	By:	/s/ LAWRANCE W. MCAFEE
Lawrance W. McAfee
Chief Financial Officer (duly authorized officer and principal financial and accounting officer)
INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION OF EXHIBIT
99.1	Third Amendment to Credit Agreement by and among the Company and the Lenders party hereto, and Bank of America, N. A, as Administrative Agent.*

99.2	Press Release dated October 14, 2010.*

*	Furnished herewith